PRICING AGREEMENT
SCHEDULE I
SCHEDULE II

Exhibit 1.3
PRICING AGREEMENT

J.P. Morgan Securities, Inc.
Banc of America Securities LLC
Deutsche Bank Securities Inc.
As Representatives of the several Underwriters
named in Schedule I hereto
c/o J.P. Morgan Securities Inc.
270 Park Avenue
New York, New York 10017
October 5, 2005
     Ladies and Gentlemen:
          Dover Corporation, a Delaware corporation (the “Company”), proposes, subject to the terms and conditions stated herein and in the Underwriting Agreement, dated October 5, 2005 (the “Underwriting Agreement”), to issue and sell to the Underwriters named in Schedule I hereto (the “Underwriters”) the Securities specified in Schedule II hereto (the “Designated Securities”). Each of the provisions of the Underwriting Agreement is incorporated herein by reference in its entirety, and shall be deemed to be a part of this Agreement to the same extent as if such provisions had been set forth in full herein; and each of the representations and warranties set forth therein shall be deemed to have been made at and as of the date of this Pricing Agreement, except that each representation and warranty which refers to the Prospectus in Section 2 of the Underwriting Agreement shall be deemed to be a representation or warranty as of the date of the Underwriting Agreement in relation to the Prospectus (as therein defined), and also a representation and warranty as of the date of this Pricing Agreement in relation to the Prospectus as amended or supplemented relating to the Designated Securities which are the subject of this Pricing Agreement. Each reference to the Representatives herein and in the provisions of the Underwriting Agreement so incorporated by reference shall be deemed to refer to you. Unless otherwise defined herein, terms defined in the Underwriting Agreement are used herein as therein defined. The Representatives designated to act and on behalf of each of the Underwriters of the Designated Securities pursuant to Section 12 of the Underwriting Agreement and the address of the Representatives referred to in such Section 12 are set forth at the end of Schedule II hereto.
          The Company acknowledges and agrees that the Underwriters are acting solely in the capacity of an arm’s length contractual counterparty to the Company with respect to the offering of the Designated Securities contemplated hereby (including in connection with determining the terms of the offering of the Designated Securities) and not as a financial advisor or a fiduciary to, or agent of, the Company or any other person. Additionally, neither the Representatives nor any other Underwriter is advising the Company or any other person as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction. The Company shall consult with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated hereby, and the

Underwriters shall have no responsibility or liability to the Company with respect thereto. Any review by the Underwriters of the Company, the transactions contemplated hereby or other matters relating to such transactions will be performed solely for the benefit of the Underwriters and shall not be on behalf of the Company.
          Each of the Underwriters agrees that it will not offer or sell any of the Designated Securities in any jurisdiction outside the United States except in circumstances that will result in compliance with the applicable laws thereof.
          An amendment to the Registration Statement, or a supplement to the Prospectus, as the case may be, relating to the Designated Securities, in the form heretofore delivered to you is now proposed to be filed with the Commission.
          Subject to the terms and conditions set forth herein and in the Underwriting Agreement incorporated herein by reference, the Company agrees to issue and sell to each of the Underwriters, and each of the Underwriters agrees, severally and not jointly, to purchase from the Company, at the time and place and at the purchase price to the Underwriters set forth in Schedule II hereto, the principal amount of Designated Securities set forth opposite the name of such Underwriter in Schedule I hereto.
          If the foregoing is in accordance with your understanding, please sign and return to us one for the Company and each of the Representatives plus one for each counsel counterparts hereof, and upon acceptance hereof by you, on behalf of each of the Underwriters, this letter and such acceptance hereof, including the provisions of the Underwriting Agreement incorporated herein by reference, shall constitute a binding agreement between each of the Underwriters and the Company. It is understood that your acceptance of this letter on behalf of each of the Underwriters is or will be pursuant to the authority set forth in a form of Agreement among Underwriters, the form of which shall be submitted to the Company for examination upon request, but without warranty on the part of the Representatives as to the authority of the signers thereof.
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     IN WITNESS WHEREOF, the parties have executed this agreement as of the date first above written.

DOVER CORPORATION

By:	/s/ Robert G. Kuhbach

	Name:	Robert G. Kuhbach
	Title:	Vice President, Finance
Chief Financial Officer and
Treasurer

Accepted as of the date hereof:

J.P. MORGAN SECURITIES INC.
BANC OF AMERICA SECURITIES LLC
DEUTSCHE BANK SECURITIES INC.

For themselves and on behalf of
the several Underwriters named in
Schedule I hereto

By: J.P. MORGAN SECURITIES INC.

By:	/s/ Maria Sramek

	Name:	Maria Sramek
	Title:	Vice President

SCHEDULE I

Principal Amount of
5.375% Debentures due
Underwriters	2035 to be Purchased
J.P. Morgan Securities Inc.	$73,500,000
Banc of America Securities LLC	$73,500,000
Deutsche Bank Securities Inc.	$73,500,000

Goldman, Sachs & Co.	$24,000,000
Greenwich Capital Markets, Inc.	$24,000,000
Wachovia Capital Markets, LLC	$24,000,000
BNY Capital Markets, Inc.	$3,750,000
Citigroup Global Markets Inc.	$3,750,000

Total	$300,000,000

SCHEDULE II
Title of Designated Securities:
5.375% Debentures due October 15, 2035
Aggregate principal amount:
$300,000,000
Price to Public:
98.404% of the principal amount of the Designated Securities, plus accrued interest, if any, from October 13, 2005.
Purchase Price by Underwriters:
97.529% of the principal amount of the Designated Securities.
Form of Designated Securities:
Book-entry only form represented by one or more global securities deposited with The Depository Trust Company (“DTC”) or its designated custodian, to be made available for checking by the Representatives at least twenty-four hours prior to the Time of Delivery at the office of DTC.
Time of Delivery:
10 a.m. (New York City time), October 13, 2005.
Indenture:
Indenture dated February 8, 2001, as supplemented by the Supplemental Indenture, dated October 13, 2005, between the Company and The Bank of New York, as Trustee.
Maturity:
October 15, 2035.
Interest Rate:
5.375% per annum.
Interest Payment Dates:
Each April 15 and October 15, commencing on April 15, 2006.
Redemption Provisions:

2
The Designated Securities may be redeemed in whole at any time or in part from time to time, at the option of the Company, at a redemption price equal to the greater of (i) 100% of the principal amount of the Designated Securities then outstanding to be redeemed; or (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the Designated Securities to be redeemed (not including any portion of such payments of interest accrued to the date of redemption) discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable treasury rate (as defined in the Prospectus) plus 15 basis points, plus, in each case, accrued and unpaid interest on the principal amount being redeemed to the redemption date.
Sinking Fund Provisions:
No sinking fund provisions.
Defeasance provisions:
The provisions of the indenture relating to defeasance and covenant defeasance as described in the Prospectus will apply to the Designated Securities.
Closing location for delivery of Designated Securities:
Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
Names and addresses of Representatives:

Designated Representatives:	J.P. Morgan Securities Inc.
Banc of America Securities LLC
Deutsche Bank Securities Inc.

Address for Notices, etc.:	c/o J.P. Morgan Securities Inc.
270 Park Avenue
New York, New York 10017